Exhibit 99.1

Five Prime Therapeutics Appoints Tom Civik as Chief Executive Officer

Succeeds William Ringo who will continue as Chairman

SOUTH SAN FRANCISCO, Calif.--(BUSINESS WIRE)—April 14, 2020-- Five Prime Therapeutics, Inc. (NASDAQ: FPRX), a clinical-stage biotechnology company focused on developing immune modulators and precision therapies for solid tumor cancers, today announced the appointment of Thomas Civik as President and Chief Executive Officer and a member of the Board of Directors of the company. Mr. Civik joins Five Prime from Foundation Medicine, where he served as Chief Commercial Officer. William Ringo, who has served as interim CEO since September 2019 and as Chairman of the Board, will step down as CEO and will continue as Chairman of the Board of Directors.

“We are delighted to attract an oncology leader of Tom’s stature to propel Five Prime to its next level of achievement,” said William Ringo, interim Chief Executive Officer and Chairman of the Board. “Having led teams through the launch, commercialization and lifecycle development of several blockbuster oncology products, including some of the most revolutionary cancer treatments and diagnostics, Tom brings leadership experience to a strong executive team that will enable Five Prime to realize its full potential. I also look forward to my continued work at Five Prime providing important continuity as I work with Tom and the Executive Team in my capacity as Chairman.”

Mr. Civik is an industry leader with more than 25 years of commercial and lifecycle management experience in the biotech, biopharma, and diagnostics sectors. At Foundation Medicine, Mr. Civik built a commercial and lifecycle management team that launched FoundationOne® CDX, the first FDA approved pan-cancer comprehensive genomic test, and FoundationOne® Liquid, a second-generation liquid biopsy test, in addition to expanding the company’s global footprint. Prior to that, Mr. Civik built a distinguished career as an oncology executive at Genentech where he commercialized new and established global brands such as Avastin®, Tarceva®, Tecentriq®, and Alecensa®.

“I’m thrilled to join this science-driven organization that has several novel products in the clinic, an impressive portfolio of compounds in preclinical development, and the financial discipline to allocate resources to the most promising opportunities,” said Tom Civik. “I consider it an honor to work in the life sciences and I’m excited to contribute to fulfilling the Five Prime mission, which is to fundamentally improve the lives of oncology patients in ways never before possible. I look forward to working with the Five Prime team, our board of directors, our advisors, and our partners to have a meaningful impact on the lives of people with cancer.”

Five Prime is focused on advancing its pipeline of proprietary programs in clinical development, novel late-stage research programs and partnered programs. The company remains on track to achieve program milestones and clinical data disclosures in 2020 that will allow the company to prioritize future pipeline investments. The company has also implemented measures in response to the COVID-19 pandemic to protect the health and safety of its employees and their families while still allowing the continued execution of the company’s operations and progress of its programs.

About Five Prime Therapeutics

Five Prime Therapeutics, Inc. discovers and develops innovative protein therapeutics to improve the lives of patients with serious diseases. Five Prime’s product candidates have innovative mechanisms of action and address patient populations in need of better therapies. The company focuses on researching and developing immuno-oncology and targeted cancer therapies paired with companion diagnostics to identify patients who are most likely to benefit from treatment with Five Prime’s product candidates. Five Prime has entered into strategic collaborations with leading global pharmaceutical companies and has promising product candidates in clinical and preclinical development. For more information, please visit www.fiveprime.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Five Prime’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Five Prime’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” contained therein. Except as required by law, Five Prime assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Source: Five Prime Therapeutics, Inc.

Media and Investor Contact

Martin Forrest

VP, Investor Relations & Corporate Communications

Five Prime Therapeutics, Inc.

415-365-5625

martin.forrest@fiveprime.com